UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 11, 2009

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19700 (Commission File Number)	33-0266089 (I.R.S. Employer Identification No.)

9360 Towne Centre Drive

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (858) 552-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 11, 2009, Amylin Pharmaceuticals, Inc. and Eli Lilly and Company entered in a joint supply agreement, or the Agreement, for an exenatide once weekly pen device.  The parties previously issued a press release announcing their intent to enter into this agreement.  In connection with their collaboration agreement, Amylin and Lilly have agreed to develop a dual chamber cartridge pen configuration for the delivery of exenatide once weekly.  The parties have also agreed that the pen will be manufactured at Amylin’s Ohio manufacturing facility and that the initial capital investment for manufacturing the pen will be approximately $216 million over the next few years.  The initial cost of the capital investment will be allocated 60% to Lilly and 40% to Amylin. Under the terms of the Agreement, Lilly will be responsible for 53% of the development costs of the pen and Amylin will be responsible for 47% of these costs.

Amylin and Lilly are parties to a number of other agreements that have been entered into in connection with their development and commercialization of exenatide.  The above description of the Agreement is a summary and is qualified in its entirety by the terms of the Agreement which will be filed in Amylin’s quarterly report on Form 10-Q for the second quarter ended June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated: May 12, 2009	By:	/s/ LLOYD A. ROWLAND
Lloyd A. Rowland
Vice President, Governance and Compliance, and Corporate Secretary